EXHIBIT 99.1

Cars.com Reports Fourth Quarter and Full Year 2017 Results

Announces Closing of Dealer Inspire and Launch Digital Marketing Acquisition

CHICAGO, March 6, 2018 – Cars.com Inc. (NYSE: CARS) (“Cars.com” or the “Company”), a leading online automotive marketplace, today released its financial results for the fourth quarter and full year ended December 31, 2017.

2017 Full Year Financial and Key Metric Highlights

•	Revenue of $626.3 million, consistent with guidance, down 1% year-over-year
•	Net income of $224.4 million, or $3.13 per diluted share
•	Adjusted net income of $165.7 million, or $2.31 per diluted share
•	Adjusted EBITDA of $238.9 million, or 38.2% of revenue, consistent with guidance
•	Net cash provided by operating activities of $185.9 million and free cash flow of $153.2 million
•	Average monthly unique visitors up 1% year-over-year
•	Traffic (visits) of 400.9 million, down 3% year-over-year
•	Mobile traffic increased 6% year-over-year and accounted for 59% of total traffic compared to 54% in 2016

Q4 Financial and Key Metric Highlights

•	Revenue of $156.6 million, down 3% year-over-year
•	Net income of $151.8 million, or $2.11 per diluted share
•	Adjusted net income of $34.2 million, or $0.48 per diluted share
•	Adjusted EBITDA of $63.5 million, or 40.6% of revenue
•	Average monthly unique visitors flat year-over-year
•	Traffic (visits) of 89.3 million, down 2% year-over-year
•	Mobile traffic increased 6% year-over-year and accounted for 60% of total traffic compared to 56% in the fourth quarter of 2016
•	Dealer customer count of 21,296, essentially flat compared to third quarter’s dealer customers of 21,307
•

Direct dealer customers of 14,356, up 3% compared to the third quarter’s direct dealer customers of 13,963 (up 1% excluding dealer customers transferred from affiliate due to the early conversion of certain of the McClatchy markets)

•

Affiliate dealer customers of 6,940, down 6% compared to the third quarter’s affiliate dealer customers of 7,344 (down 2% excluding dealer customers transferred to direct due to the early conversion of certain of the McClatchy markets)

•	Average vehicle listings for fourth quarter of 4.9 million, up 1% year-over-year

Recent Affiliate Conversions and Strategic Acquisition

•

Successfully negotiated the early conversion of the tronc and McClatchy affiliate territories, which provides immediate revenue uplift upon conversion and allows for future revenue growth through broader product sales and the enablement of stronger dealer relationships

•	Closed on the acquisition of privately-held Dealer Inspire and Launch Digital Marketing on February 21, 2018, adding a powerful suite of digital dealer solutions into the Cars.com online marketplace

“In the past few months, we have demonstrated substantial progress executing on our strategic growth priorities,” said Alex Vetter, President and Chief Executive Officer of Cars.com. “We have now reached agreements to convert nearly 60% of our wholesale revenue into our direct sales channel, bringing us closer to realizing the full revenue and profit upside from these territories. We also acquired two market-leading technology companies that provide digital solutions to automotive dealers, thereby accelerating achievement of our strategic priorities, as well as adding relevant value-added products for our national sales channel to generate significant revenue and adjusted EBITDA. We believe these investments will strengthen our value proposition and our relationships with dealer customers, drive financial and operational performance and further build shareholder value.”

Vetter continued, “Since becoming a publicly traded company just nine months ago, we have transformed our business by building opportunities for organic growth, pursuing transactions to facilitate early conversions of affiliate markets and integrating new solutions into our online platform. We have made strategic investments in technology and product innovation, including the introduction of Salesperson Connect and further advancement of our Lot Insights technology, both of which represent exciting steps forward in our goal of providing a more sophisticated product offering to our dealers and a more comprehensive, innovative shopping solution for consumers. As we look to 2018, Cars.com is well positioned to continue enhancing shareholder value.”

2017 Full Year Results

Revenue for 2017 was $626.3 million compared to $633.1 million in 2016 primarily attributable to a 4% decline in wholesale revenues partially offset by slight growth in retail revenues.

Total operating expenses for 2017 were $492.0 million compared to $456.5 million for the prior year. The majority of the $35.5 million increase in operating expenses was driven by a $21.0 million increase in general and administrative expenses which included $12.9 million of costs primarily associated with the spin-off transaction and the headquarters relocation, $8.0 million of incremental public company costs, and $2.6 million of stock based compensation expense, offset by cost efficiencies. The remaining increase in operating expenses was attributable to increases in cost of revenue and operations related to changes in revenue mix and increased marketing spend, offset in part by a decline in sales expense.

Net income for 2017 was $224.4 million, which includes a tax benefit of $131.0 million primarily associated with the adjustment of deferred tax liabilities, compared to $176.4 million in 2016. Adjusted net income for the year was $165.7 million compared to $250.6 million in the prior year period.

Adjusted EBITDA for 2017 was $238.9 million, or 38.2% of revenue, compared to $260.0 million, or 41.1% of revenue, in the prior year period. See "Non-GAAP Financial Measures" below.

Cars.com continues to be focused on gaining greater share of consumer audience. Average monthly unique visitor count grew 1% in 2017. Although total traffic (visits) declined 3% year-over-year, total traffic (visits) has grown mid-single digits in January and February 2018. Cars.com remains focused on growing in the mobile leadership space, reporting 6% growth in mobile traffic year-over-year. Mobile traffic represented 59% of total traffic in 2017 compared to 54% in the prior year. Mobile app traffic in 2017 was 24% of total traffic for the year compared to 22% in 2016.

Dealer customers were 21,296 at the end of 2017, which was essentially flat compared to 21,307 at the end of the third quarter of 2017. Direct dealer customers of 14,356 were up 3% compared to the third quarter’s direct dealer customers of 13,963 (up 1% excluding dealer customers transferred due to the early conversion of certain of the McClatchy markets). Affiliate dealer customers of 6,940 were down 6% compared to the third quarter’s affiliate dealer customers of 7,344 (down 2% excluding dealer customers transferred to our direct sales channel due to the early conversion of certain of the McClatchy markets).

Q4 Results

Revenue for the fourth quarter of 2017 was $156.6 million compared to $161.7 million in the prior year period. This reflects softness in the national advertising business, which declined 7% compared to the prior year primarily due to timing of advertiser spend as well as advertisers shifting spend to programmatic.

Total operating expenses for the fourth quarter of 2017 were $117.7 million compared to $112.8 million for the prior year period. This increase of $4.9 million was driven by a $3.8 million increase in general and administrative expenses, reflecting $2.7 million of incremental public company costs, $0.7 million of non-recurring costs, $0.4 million of write-off of assets and $1.1 million of stock based compensation expense. The remaining increase in operating expenses was attributable to increases in cost of revenue and operations related to changes in revenue mix and increased marketing spend offset in part by a decline in sales expense.

Net income for the fourth quarter of 2017 was $151.8 million compared to $48.8 million in the fourth quarter of 2016, which includes a tax benefit of $131.0 million primarily associated with the adjustment of deferred tax liabilities. Adjusted net income for the fourth quarter of 2017 was $34.2 million compared to $68.0 million for the prior year period.

Adjusted EBITDA for the fourth quarter of 2017 was $63.5 million, or 40.6% of revenue, compared to $70.5 million, or 43.6% of revenue, for the prior year period.

Average monthly unique visitor count was flat in the fourth quarter of 2017, and total traffic (visits) for the fourth quarter declined 2%, compared prior year period.

Mobile traffic grew 6% year-over-year. Mobile traffic at the end of the fourth quarter of 2017 was 60% of total traffic compared to 56% in the same period of the year prior. Mobile app traffic was 25% of total traffic for the fourth quarter of 2017 compared to 24% in the same period of the year prior.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $185.9 million for 2017 compared to $199.2 million for the prior year. Free cash flow was $153.2 million for the full year of 2017 compared to $189.5 million in 2016. Note that in 2017 the Company incurred incremental capital expenditures of $23.0 million related to the cost of its new corporate office space, $11.8 million in cash interest payments and $11.5 million in cash income tax payments, partially offset by $15.8 million in cash received from lease incentives.

Cash and cash equivalents was $20.6 million and debt outstanding was $583.8 million as of December 31, 2017. The Company made $91.3 million in debt repayments during 2017.

“We continue to benefit from our strong balance sheet and flexible capital structure. This was evidenced by our recent acquisition of Dealer Inspire and Launch Digital Marketing, for which we were able to utilize our existing revolving credit facility while maintaining modest leverage,” said Becky Sheehan, Chief Financial Officer of Cars.com.

2018 Outlook

The Company expects to achieve approximately 10% to 11% revenue growth in 2018, consisting of approximately 3% to 4% revenue growth from its organic business, which includes the previously announced transitions of the tronc and McClatchy affiliate markets and approximately $45 million from the acquisition of Dealer Inspire and LDM, reflecting a partial year of ownership. Adjusted EBITDA margin is expected to be approximately 34% (excluding the acquisition, adjusted EBITDA margin is expected to be approximately 35%). Dealer Inspire and LDM are expected to deliver adjusted EBITDA margin of approximately 15% in

2018. The Company continues to expect the acquisition of Dealer Inspire and LDM to be accretive to adjusted net income per share in 2018 and to GAAP EPS in 2019, reflecting intangible amortization.

Fourth Quarter Earnings Call

As previously announced, management will hold a conference call and webcast today at 7:30 a.m. CST. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until March 20, 2018.

About Cars.com

Cars.com™ is a leading two-sided digital automotive marketplace that creates meaningful connections between buyers and sellers. Launched in 1998 and headquartered in Chicago, the Company empowers consumers with resources and information to make informed buying decisions around The 4Ps of Automotive Marketing™: Product, Price, Place and Person, by connecting advertising partners with in-market car shoppers and providing data-driven intelligence to increase inventory turn and gain market share. A pioneer in online automotive classifieds, the Company has evolved into one of the largest digital automotive platforms, connecting thousands of local dealers across the country with millions of consumers. Through trusted expert content, on-the-lot mobile features and intelligence, millions of new and used vehicle listings, a comprehensive set of pricing and research tools, and the largest database of consumer reviews in the industry, Cars.com is transforming the car shopping experience.

Cars.com properties include DealerRater®, DealerInspire®, Auto.com™, PickupTrucks.com™ and NewCars.com®.

Non-GAAP Financial Measures

This earnings release discusses adjusted EBITDA, adjusted EBITDA margin, adjusted net income and free cash flow. These are not financial measures as defined by GAAP. These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use adjusted EBITDA as a compensation measure. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

We define adjusted EBITDA as net income before (1) interest income, (expense), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation, (6) write-off and impairments of assets, plus (7) certain other items, such as transaction related costs, restructuring costs and costs related to the headquarters move. Amortization of unfavorable contracts liability is not adjusted out of adjusted EBITDA.

We define adjusted net income as net income excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation, (3) write-off and impairments of assets, and (4) certain other items, such as transaction related costs, restructuring costs and costs related to the headquarters move. Amortization of unfavorable contracts liability is not adjusted out of adjusted net income.

We define free cash flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software development costs.

Key Metric Definitions

Traffic (Visits). Traffic (visits) and our ability to generate traffic are key to our business. Tracking our traffic performance is a critical measure. Traffic to the Cars.com network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is an internal metric representing the number of visits to Cars.com desktop and mobile properties (web browser and apps). Visits refer to the number of times visitors accessed Cars.com properties during the period, no matter how many visitors make up those visits. Traffic (visits) numbers provide an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach diverse demographic audiences is attractive to our dealer customers and national advertisers.

Dealer Customers. Our value to consumers tracks to our ability to showcase the inventory of our dealer and Original Equipment Manufacturer ("OEM") customers. The larger the advertiser base, the more inventory and options that are available for consumers to review. Dealer Customers represents the car dealerships using our products as of the end of each reporting period. Each dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Vehicle Listings. Our value to consumers tracks to our ability to showcase the inventory of our dealer and OEM customers. The more vehicle listings that are available for consumers to review, the more traffic we attract and the higher the consumer engagement. Average Vehicle Listings represents the daily average of vehicles listed for sale on Cars.com properties. The daily average is calculated on a monthly basis and averaged for the reporting period.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including those statements under “Financial Objectives.” All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning our business strategies, plans and objectives, market potential, future financial performance, planned operational and product improvements, liquidity and other matters. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we think are appropriate. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results. Our actual results could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements contained in this press release. Such risks, uncertainties, and other important factors include, among others, risks related to our business, our separation from our parent company and our common stock.  For a detailed discussion of many of these risks and uncertainties, see the section entitled “Risk Factors” in our Registration Statement on Form 10, which was filed with the Securities and Exchange

Commission on May 4, 2017 (the “Registration Statement”). All forward-looking statements contained in this press release are qualified by these cautionary statements. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the Federal securities laws.

Important Shareholder Information and Where You Can Find It

Cars.com plans to file with the SEC and mail to its shareholders a definitive proxy statement and accompanying definitive WHITE proxy card in connection with the Company’s 2018 Annual Meeting of Stockholders. The definitive proxy statement will contain important information about Cars.com, the 2018 Annual Meeting of Stockholders and related matters. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Cars.com, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Cars.com 2018 Annual Meeting of Stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in Cars.com will be set forth in the definitive proxy statement, the accompanying definitive WHITE proxy card and other relevant solicitation materials and in Form 3s and Form 4s filed by the Company’s directors and executive officers after the date of the definitive proxy statement. These documents (when they become available), and any and all documents filed by Cars.com with the SEC, may be obtained by investors and shareholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at www.Cars.com.

Cars.com Media Contact:

Marita Thomas

312-601-5692

mthomas@cars.com

Cars.com Investor Relations Contact:

Jandy Tomy

312-601-5115

ir@cars.com

[Source: Cars.com Inc]

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Cars.com, Inc.

Consolidated and Combined Statements of Income

In Thousands (except per share data)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Direct revenue	$83,836	$84,845	$333,248	$333,424
National advertising revenue	28,799	31,114	114,178	114,335
Other revenue	3,865	3,804	15,854	15,017
Retail revenue	116,500	119,763	463,280	462,776
Wholesale revenue	40,065	41,909	162,982	170,330
Total revenues	156,565	161,672	626,262	633,106
Operating expenses:
Cost of revenue and operations	15,923	14,574	65,541	56,794
Product and technology	17,301	16,909	74,162	73,070
Marketing and sales	49,567	50,757	209,813	211,032
General and administrative	10,539	6,781	44,903	23,925
Affiliate revenue share	2,111	2,265	8,948	8,529
Depreciation and amortization	22,296	21,557	88,639	83,106
Total operating expenses	117,737	112,843	492,006	456,456
Operating income	38,828	48,829	134,256	176,650
Nonoperating income (expense):
Interest income (expense), net	(5,211)	41	(12,371)	94
Other income, net	78	72	277	214
Total nonoperating income (expense), net	(5,133)	113	(12,094)	308
Income before income taxes	33,695	48,942	122,162	176,958
Income tax expense (benefit)	(118,063)	136	(102,281)	588
Net income	$151,758	$48,806	$224,443	$176,370
Earnings per share, basic	$2.12	$0.68	$3.13	$2.46
Weighted-average common shares outstanding, basic	71,724	71,588	71,661	71,588
Earnings per share, diluted	$2.11	$0.68	$3.13	$2.46
Weighted-average common shares outstanding, diluted	71,857	71,588	71,727	71,588

Cars.com, Inc.

Consolidated and Combined Balance Sheets

In Thousands (except per share data)

	At December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$20,563	$8,896
Accounts receivable, net of allowance of $2,616 and $3,527, respectively	100,857	98,303
Prepaid expenses	11,408	11,400
Other current assets	9,811	942
Total current assets	142,639	119,541
Property and equipment
Computer software and hardware	40,145	33,653
Leasehold improvements	17,322	2,260
Furniture and fixtures	3,879	1,277
Total property and equipment	61,346	37,190
Less accumulated depreciation	(21,606)	(16,729)
Net property and equipment	39,740	20,461
Intangible and other assets
Goodwill	788,107	788,107
Intangible assets, net of accumulated amortization of $243,520 and $165,651, respectively	1,529,500	1,607,369
Investments and other assets	11,053	11,788
Total assets	$2,511,039	$2,547,266
Liabilities and equity
Current liabilities
Accounts payable	$6,581	$7,844
Accrued compensation	13,153	12,015
Accrued share appreciation rights plan	1,032	9,116
Current portion of long-term debt	21,158	—
Other liabilities	47,505	42,122
Deferred revenue	720	887
Total current liabilities	90,149	71,984
Noncurrent liabilities
Deferred incentive plans	1,973	3,913
Unfavorable contracts liability	18,885	44,085
Long-term debt	557,194	—
Deferred tax liability	146,482	8,325
Other noncurrent liabilities	17,228	1,674
Total noncurrent liabilities	741,762	57,997
Total liabilities	831,911	129,981
Commitments and contingencies
Stockholders' equity
TEGNA's investment, net	—	2,417,285
Common stock at par, $0.01 par value; 300,000,000 shares authorized; 71,627,611 shares issued and outstanding at December 31, 2017; no shares authorized, issued and outstanding at December 31, 2016	716	—
Preferred stock at par, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2017; no shares authorized, issued and outstanding at December 31, 2016	—	—
Additional paid-in capital	1,501,830	—
Retained earnings	176,582	—
Total stockholders' equity	1,679,128	2,417,285
Total liabilities and stockholders' equity	$2,511,039	$2,547,266

Cars.com, Inc.

Consolidated and Combined of Cash Flows

In Thousands

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$224,443	$176,370
Adjustments to reconcile net income to operating cash flows:
Depreciation	10,770	8,276
Amortization	77,869	74,830
Amortization of unfavorable contracts liability	(25,200)	(25,200)
Write-off and loss on assets	1,894	128
Gain on trading securities related to deferred compensation	(276)	(214)
Provision for doubtful accounts	2,452	3,030
Deferred income taxes	(108,845)	(413)
Stock-based compensation expense	2,627	—
Amortization of debt issuance costs	810	—
Changes in operating assets and liabilities, net of acquisition
Increase in accounts receivable	(5,006)	(13,579)
Increase in prepaid expenses and other current assets	(9,054)	(146)
Decrease in accounts payable	(432)	(1,548)
Increase (decrease) in accrued expenses	6,645	(10,032)
Decrease in deferred compensation	(8,641)	(13,810)
Other, net	361	2,108
Cash received from lessor for lease incentives	15,788	—
Purchase of trading securities related to deferred compensation plan	(276)	(647)
Net cash provided by operating activities	185,929	199,153
Cash flows from investing activities:
Purchase of property and equipment	(32,774)	(9,701)
Purchase of investments	—	(2,216)
Payment for acquisition, net of cash acquired	—	(114,900)
Proceeds from sale of property and equipment	—	64
Net cash used in investing activities	(32,774)	(126,753)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	675,000	—
Payments of debt issuance costs and other fees	(6,208)	—
Payments of long-term debt	(91,250)	—
Cash distribution to TEGNA related to Separation	(650,000)	—
Transactions with TEGNA, net	(69,030)	(63,604)
Net cash used in financing activities	(141,488)	(63,604)
Increase in cash and cash equivalents	11,667	8,796
Cash and cash equivalents at beginning of period	8,896	100
Cash and cash equivalents at end of period	$20,563	$8,896
Supplemental non-cash information:
Purchases of property and equipment in other liabilities and accounts payable	$49	$880
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$11,531	$—
Cash paid for interest	$11,761	$—

Cars.com, Inc.

Non-GAAP Reconciliation

Unaudited and in Thousands

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of Net Income to Adjusted EBITDA

Net income	$151,758	$48,806	$224,443	$176,370
Interest expense (income), net	5,211	(41)	12,371	(94)
Income tax expense (benefit)	(118,063)	136	(102,281)	588
Depreciation and amortization	22,296	21,557	88,639	83,106
Stock-based compensation expense	1,134	-	2,627	-
Transaction related costs and other	743	-	5,724	-
Restructuring costs	-	-	1,951	-
Costs related to the headquarters move	-	-	3,558	-
Write-off and loss on assets	448	-	1,894	-
Adjusted EBITDA*	$63,527	$70,458	$238,926	$259,970

Reconciliation of Net Income to Adjusted Net Income

Net income	$151,758	$48,806	$224,443	$176,370
Amortization	19,467	19,414	77,869	74,830
Stock-based compensation expense	1,134	-	2,627	-
Transaction related costs and other	743	-	5,724	-
Restructuring costs	-	-	1,951	-
Costs related to the headquarters move	-	-	3,558	-
Write-off and loss on assets	448	-	1,894	-
Tax impact of adjustments	(8,365)	(213)	(21,425)	(561)
Discrete deferred income tax adjustments	(130,985)	-	(130,985)	-
Adjusted net income*	$34,200	$68,007	$165,656	$250,639

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

Net cash provided by operating activities	$38,733	$58,717	$185,929	$199,153
Purchase of property and equipment	(5,143)	(2,314)	(32,774)	(9,701)
Free cash flow	$33,590	$56,403	$153,155	$189,452

*Amortization of unfavorable contract liability is not adjusted out of adjusted EBITDA or adjusted net income.